                                                                   EXHIBIT 10.99


                                 *** WHERE REFERENCES TO **CONFIDENTIAL
                                 INFORMATION** HAVE BEEN MADE WITHIN THIS
                                 AGREEMENT, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***



                         MANAGEMENT SERVICES AGREEMENT


                                    between


                           DRCA HOUSTON CLINICS, INC.
                              a Texas corporation,


                                      and


                               PHYSICARE, L.L.P.
                   a registered limited liability partnership



                     Effective _____________________, 1995

                               TABLE OF CONTENTS

                                                                       Page No.
RECITALS...............................................................    1

I.    DEFINITIONS......................................................    2
      1.1   Agreement..................................................    2
      1.2   Budget.....................................................    2
      1.3   Confidential Information...................................    2
      1.4   Management Fee.............................................    2
      1.5   Managing Physician.........................................    2
      1.6   Medical Practice...........................................    2
      1.7   Medical Services...........................................    2
      1.8   Medical Practice Account...................................    2
      1.9   Medical Practice Expense...................................    2
      1.10  Office.....................................................    4
      1.11  Physician..................................................    4
      1.12  Manager Expense............................................    4
      1.13  State......................................................    4
      1.14  Term.......................................................    4

II.   APPOINTMENT AND AUTHORITY OF THE MANAGER.........................    4
      2.1  Appointment.................................................    4
      2.2  Authority...................................................    4
      2.3  Patient Referrals...........................................    4
      2.4  Additional Financial Authority..............................    5

III.  COVENANTS AND RESPONSIBILITIES OF THE MANAGER....................    5
      3.1  Office and Equipment........................................    5
      3.2  Supplies....................................................    6
      3.3  Support Services............................................    6
      3.4  Quality Assurance, Risk Management, and Utilization Review..    6
      3.5  Licenses and Permits........................................    6
      3.6  Marketing and Public Relations..............................    6
      3.7  Personnel...................................................    6
      3.8  Contract Negotiations.......................................    7
      3.9  Billing and Collection......................................    7
      3.10  Medical Practice Account...................................    9
      3.11  Fiscal Matters.............................................    9
            3.11-1  Annual Budget......................................    9
            3.11-2  Accounting and Financial Records...................    9
            3.11-4  Review of Accounting and Financial Records.........   10
            3.11-5  Tax Returns and Taxation Issues....................   10
                    (a)  In General....................................   10
                    (b)  Sales and Use Taxes...........................   10


      3.12  Reports and Records........................................   11
            3.12-1  Medical Records....................................   11
            3.12-2  Other Reports and Records..........................   11
      3.13  Recruitment of Medical Practice Personnel and Physicians...   11
      3.14  Confidentiality............................................   11
      3.15  Manager's Insurance........................................   11
      3.16  Indemnification by Manager.................................   12
      3.17  No Warranty................................................   12

IV.   COVENANTS AND RESPONSIBILITIES OF MEDICAL PRACTICE...............   12
      4.1  Organization and Operation..................................   12
      4.2  Medical Practice Personnel..................................   12
           4.2-1  Physician Personnel..................................   12
      4.3  Professional Standards......................................   13
      4.4  Medical Services............................................   13
      4.5  Peer Review/Quality Assurance...............................   13
      4.6  Medical Practice's Insurance................................   14
      4.7  Indemnification by Medical Practice.........................   14
      4.8  Confidential and Proprietary Information....................   14
      4.9  Noncompetition..............................................   15

V.    FINANCIAL ARRANGEMENT............................................   16
      5.1  Reimbursement of Expenses...................................   16
      5.2  Amount of Management Fees...................................   16
      5.3  Payment of Management Fee...................................   17
      5.4  Adjustments.................................................   17
      5.5  Accounts Receivable.........................................   17

VI.   TERM AND TERMINATION.............................................   18
      6.1  Initial and Renewal Term....................................   18
      6.2  Termination.................................................   18
           6.2-1  Termination By The Manager...........................   18
           6.2-2  Termination By Medical Practice......................   19
           6.2-3  Termination by Agreement.............................   19
           6.2-4  Legislative, Regulatory or Administrative Change.....   19
           6.2-5  Termination On Notice of Default.....................   20
      6.3  Effects of Termination......................................   20

VII.  MISCELLANEOUS....................................................   20
      7.1  Administrative Services Only................................   20
      7.2  Status of Contractor........................................   20
      7.3  Notices.....................................................   21
      7.4  Governing Law...............................................   21
      7.5  Assignment..................................................   21
      7.6  Waiver of Breach............................................   22
      7.7  Enforcement.................................................   22
      7.8  Gender and Number...........................................   22

      7.9   Additional Assurances......................................   22
      7.10  Consents, Approvals, and Exercise of Discretion............   22
      7.11  Dispute Resolution.........................................   22
      7.12  Force Majeure..............................................   22
      7.13  Severability...............................................   23
      7.14  Divisions and Headings.....................................   23
      7.15  Amendments and Agreement Execution.........................   23
      7.16  Entire Agreement...........................................   23

                         MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into effective as of the 1st day of March, 1995, by and between DRCA Houston Clinics, Inc., a Texas corporation ("Manager"), and PhysiCare, L.L.P. ("Medical Practice").


                                   RECITALS:

     This Agreement is made with reference to the following facts:

     A. Medical Practice is a duly formed and validly existing Texas registered limited liability partnership consisting of professional associations.

     B. Medical Practice is formed for and engaged in the conduct of a medical practice and the provision of medical services to the general public in the State of Texas through individual physicians who are licensed to practice medicine in the State of Texas and who are employed or otherwise retained by Medical Practice.

     C. Manager is a duly formed and validly existing Texas corporation, which is in the business of providing administrative and related services to professional associations, physicians, and other professional health-care entities and individuals. Manager personnel are experienced in the design, development, financing, equipping, staffing, accounts receivable management, and marketing of medical practices.

     D. Medical Practice desires to focus its energies, expertise, and time on the actual practice of medicine and on the delivery of medical services to patients, and to accomplish that goal it desires to delegate the increasingly more complex business aspects of its practice to business persons;

     E. Medical Practice wishes to engage Manager to provide the management, marketing, administrative, and business services that are necessary and appropriate for the day-to-day administration of the nonmedical aspects of Medical Practice's medical practice in Texas, and Manager desires to provide such services, all upon the terms and conditions hereinafter set forth.

     F. Medical Practice and the Manager have determined a fair market value for the services to be rendered by the Manager. Based on this fair market value, Medical Practice and the Manager have developed a formula to compensate the Manager that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the parties agree as follows:

 I.  DEFINITIONS.

     For the purposes of this Agreement, the following terms have the following meanings, unless otherwise clearly required by the context in which the term is used.

      1.1 AGREEMENT. The term "Agreement" means this Management Services Agreement between Medical Practice and the Manager and any amendments that may be adopted from time to time as hereinafter provided.

      1.2 BUDGET. The term "Budget" means an operating budget for each fiscal year as prepared by the Manager.

      1.3 CONFIDENTIAL INFORMATION. The term "Confidential Information" means all of the materials, information and ideas of the Manager, including, without limitation: operation methods and information, accounting and financial information, marketing and pricing information and materials, internal publications and memoranda, and other matters considered confidential by the Manager.

      1.4 MANAGEMENT FEE. The term "Management Fee" means the Manager's monthly compensation established pursuant to this Agreement.

      1.5 MANAGING PHYSICIAN. The term "Managing Physician" means the physician selected by the partners of Medical Practice to assume overall supervision and administrative duties related to Medical Practice.

      1.6 MEDICAL PRACTICE. The term "Medical Practice" means PhysiCare, L.L.P., a registered limited liability partnership.

      1.7 MEDICAL SERVICES. The term "Medical Services" means medical care and services, including but not limited to the practice of medicine, and all related health care services provided by Medical Practice through Medical Practice's Managing Physician or Physicians or other health-care providers that are retained by or professionally affiliated with Medical Practice.

      1.8 MEDICAL PRACTICE ACCOUNT. The term "Medical Practice Account" means the bank account of Medical Practice established pursuant to this Agreement.

      1.9 MEDICAL PRACTICE EXPENSE. The term "Medical Practice Expense" means an expense or cost that is incurred by the Manager or Medical Practice and for which Medical

Practice is financially liable.  Specifically included in Medical
Office Expense, without limitation, are the following:

       1.9-1   the salaries, benefits and other direct costs of all employees of
Manager at the Office and the salaries, benefits and other direct costs of the nonphysician employees of Medical Practice, but not the salaries, benefits or other direct costs of the Physicians;

       1.9-2    the direct cost of any employee or consultant that provides services at or in connection with the Office for improved clinic performance, such as management, billing and collections, business office consultation, accounting and legal services, but only when such services are coordinated by Manager;

       1.9-3    reasonable recruitment costs and out-of-pocket expenses of
Manager or Medical Practice associated with the recruitment of additional physician employees of Medical Practice;

       1.9-4    malpractice insurance expenses for Physicians, Manager
employees, and nonphysician employees and comprehensive and general liability insurance covering the Office and employees of Medical Practice and Manager at the Office;

       1.9-5      the expense of using, leasing, purchasing or otherwise
procuring the Office and related equipment, including depreciation but not including monies paid by third parties and expenses related to the amortization of intangible acquisition costs related to the Office and existing patient flow available to Partnership upon initiation of this Agreement;

       1.9-6      the cost of capital (whether as actual interest on
indebtedness incurred on behalf of Medical Practice or as reasonable imputed interest on capital advanced by Manager, to finance or refinance obligations of Medical Practice, purchase medical or nonmedical equipment, or finance new ventures of Medical Practice;

       1.9-7       the reasonable travel expenses associated with attending
meetings, conferences or seminars to benefit Medical Practice;

       1.9-8       the cost of medical supplies (including but not limited to drugs, pharmaceuticals, products, substances, items or medical devices), office supplies, inventory and utilities other than those medical supplies or medical inventory owned by Medical Practice on the date of this Management Services Agreement; and

       1.9-9       any State sales tax assessed on those certain enumerated
services in Article IV that have been determined to be taxable services.

       1.9-10      any administrative service fees charged to Manager pursuant to that certain Administrative Services Agreement dated effective August 1, 1993 by and between Manager and DRCA Medical Corporation.

      1.10 OFFICE. The term "Office" means any office space that the Manager leases, owns, or otherwise procures for the use of Medical Practice.

      1.11 PHYSICIAN. The term "Physician" means the individually licensed professionals who are employed or otherwise retained by or associated with Medical Practice.

      1.12 MANAGER EXPENSE. The term "Manager Expense" means an expense or cost incurred by the Manager and for which the Manager is financially liable.

      1.13   STATE.  The term "State" means the State of Texas.

      1.14 TERM. The term "Term" means the initial and any renewal periods of duration of this Agreement.

 II. APPOINTMENT AND AUTHORITY OF THE MANAGER.

      2.1 APPOINTMENT. Medical Practice appoints the Manager as its sole and exclusive agent for the management, marketing, and administration of the business functions and business affairs of Medical Practice in Texas, except as otherwise specifically agreed in writing by Medical Practice and the Manager, and the Manager accepts the appointment, subject at all times to the provisions of this Agreement.

      2.2 AUTHORITY. Consistent with the provisions of this Agreement, the Manager shall have the responsibility and commensurate authority to provide business, marketing, administrative, and full management services for Medical Practice, including, without limitation, provision of equipment, supplies, support services, nonmedical personnel, marketing, office space, management, administration, financial recordkeeping and reporting, and other business office services. The Manager is expressly authorized to provide such services in any reasonable manner the Manager deems appropriate to meet the day-to-day requirements of the business functions of Medical Practice. Unless an expense is expressly designated as a Manager Expense in this Agreement, all expenses incurred by the Manager in providing administrative services pursuant to this Agreement shall be Medical Practice Expenses. The parties acknowledge and agree that Medical Practice, through its Physicians, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Medical Services and other professional health-care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health-care services shall be provided and performed exclusively by or under the supervision of the Physicians as the Physicians, in their sole discretion, deem appropriate. The Manager shall have and exercise absolutely no control or supervision over the provision of Medical Services.

      2.3 PATIENT REFERRALS. The Manager and the Medical Practice agree that the benefits to Medial Practice hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service of any patient of Medical Practice to any health care facility, laboratory, or hospital controlled, managed, or operated by the Manager.

      2.4 ADDITIONAL FINANCIAL AUTHORITY. Recognizing the significant financial commitment to be made by Manager hereunder, Medical Practice specifically grants to Manager the authority and responsibility to make certain financial decisions for Medical Practice, including the following:

       2.4-1       ** CONFIDENTIAL INFORMATION **

       2.4-2       ** CONFIDENTIAL INFORMATION **

       2.4-3       ** CONFIDENTIAL INFORMATION **

       2.4-4       ** CONFIDENTIAL INFORMATION **

       2.4-5       ** CONFIDENTIAL INFORMATION **

       2.4-6       ** CONFIDENTIAL INFORMATION **


Notwithstanding the authority granted herein, Manager shall not be or be deemed to be a partner of Medical Practice or be deemed to be engaged in the practice of medicine.

III. COVENANTS AND RESPONSIBILITIES OF THE MANAGER.

     During the Term of the Agreement, the Manager shall provide all the management, marketing, administrative and business services that are necessary and appropriate for the day-to-day administration of the nonprofessional aspects of Medical Practice's operations, including without limitation those set forth in this Article III in accordance with the law and all rules, regulations, and guidelines of applicable governmental agencies. In satisfying its obligations hereunder, the Manager may perform any service or provide any material directly or the Manager may engage an affiliate or a third party to perform any service or provide any material.

     3.1 OFFICE AND EQUIPMENT. As necessary and appropriate, the Manager shall lease or otherwise procure an Office, shall permit Medical Practice to use of the Office in return for the payment of a use fee, and shall provide all equipment, fixtures, furniture, and furnishings deemed reasonably necessary by the Manager for the operation of the Office and reasonably necessary for the provision of Medical Services therein. The Manager shall consult with and seek the advice of Medical Practice in connection with equipping the Office and in connection with the purchase of additional or replacement equipment to ensure the necessity and appropriateness of equipment placed in service at the Office. The Manager shall be responsible for the repair and maintenance of the Office, consistent with the Manager's responsibilities under the terms of any lease or other use arrangement, and for the repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the negligence or willful misconduct of Medical Practice, the Physicians, or other personnel employed by the Medical Practice, the repair or replacement of which shall be a Medical Practice Expense.

      3.2 SUPPLIES. The Manager shall obtain and provide all reasonable medical, office, and other supplies, and shall ensure that the Office is at all times adequately stocked with the supplies that are reasonably necessary and appropriate for the operation of the Office and the provision of Medical Services therein; except, however, that Medical Practice shall order, purchase, stock, and monitor the inventory of pharmaceuticals and other medical supplies, substances, or items whose purchase, maintenance, or security require licensure as a health-care provider or require a permit, registration, certification, or identification number that requires licensure or certification as a health-care provider.

      3.3 SUPPORT SERVICES. The Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services that are reasonably necessary and appropriate for the operation of the Office and the provision of Medical Services in the Office.

      3.4 QUALITY ASSURANCE, RISK MANAGEMENT, AND UTILIZATION REVIEW. The Manager shall assist Medical Practice in Medical Practice's establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and medical necessity of Medical Services provided by Medical Practice, and shall provide administrative support for Medical Practice's overall quality-assurance, risk-management, and utilization-review programs. Manager shall have no authority to make utilization review or medical necessity decisions.

      3.5 LICENSES AND PERMITS. The Manager shall, on behalf of and in the name of Medical Practice, coordinate all development and planning processes, and apply for and use the Manager's reasonable best efforts to obtain and maintain all federal, State, and local licenses and regulatory permits required for or in connection with the operation of Medical Practice and equipment (existing and future) located therein, other than those relating to the practice of medicine or the administration of drugs by Physicians.

      3.6 MARKETING AND PUBLIC RELATIONS. Marketing and public relations services provided by the Manager shall be provided in accordance with the standards of medical ethics of the American Medical Association and the Texas Medical Association and all applicable laws prior to publication or distribution of marketing or public relations material or information. the Manager shall submit such material to Medical Practice for its review and approval and shall make the changes thereto as Medical Practice may direct. The Manager shall be the sole owner and holder of all right, title, and interest in and to any materials or documents prepared, purchased, or furnished by the Manager pursuant to this Agreement.

      3.7 PERSONNEL.

          3.7-1 Except as specifically provided in this Agreement, the Manager shall employ or otherwise retain as a Medical Practice Expense and shall be responsible for selecting, training, supervising, and terminating all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection, and other nonprofessional personnel as the Manager deems reasonably necessary and appropriate for the Manager's performance of its duties and obligations under this Agreement and for the operation of the Office. The Manager shall have sole responsibility for determining the salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

          3.7-2 In recognition of the fact that the Manager and the management and administrative personnel and nonphysician health care personnel provided to Medical Practice by the Manager pursuant to this Agreement may from time to time perform services for others, this Agreement shall not prevent the Manager or such personnel from performing services for others or restrict the Manager from so using the Manager's personnel. The Manager shall use reasonable efforts, consistent with sound business practices, to honor the specific requests of Medical Practice with regard to the assignment of the Managers's personnel; provided, however, that the Manager reserves the sole right to determine the assignment of its personnel.

          3.7-3 The Manager expressly agrees to abide by any and all applicable federal and/or State equal employment opportunity statutes, rules and regulations, all as may from time to time be modified or amended.

          3.7-4 The Manager shall appropriately prepare, maintain, and file all requisite reports and statements regarding income tax withholdings, unemployment insurance, social security, workers' compensation, equal employment opportunity, or other reports and statements required with respect to personnel provided by the Manager pursuant to this Agreement.

      3.8 CONTRACT NEGOTIATIONS. Upon the request of Medical Practice, the Manager shall advise Medical Practice with respect to and shall negotiate, either directly or on Medical Practice's behalf, as appropriate, all contractual arrangements with third parties that are reasonably necessary and appropriate for Medical Practice's provision of Medical Services, including, without limitation, negotiated price agreements with third-party payers, alternative delivery systems, or other purchasers of group health-care services. Medical Practice shall not execute any agreement relating to the provision of Medical Services unless Manager has reviewed the agreement, advised the Medical Practice on the financial implications of the agreement, and approved the nonmedical provisions of the agreement. No contract or arrangement regarding the provision of Medical Services shall be entered into without Medical Practice's consent.

      3.9 BILLING AND COLLECTION. On behalf of and for the account of Medical Practice, the Manager shall establish and maintain credit and billing and collection policies and procedures, and shall use the Manager's reasonable best efforts to bill and collect timely all professional and other fees for all billable Medical Services provided by Medical Practice or the Physicians. the Manager shall advise and consult with Medical Practice regarding the fees for Medical Services provided by Medical Practice; it being understood, however, that Medical Practice shall establish the fees to be charged for Medical Services and that the Manager shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 6.3), Medical Practice grants the Manager a special power of attorney and appoints the Manager as Medical Practice's true and lawful agent and attorney-in-fact, and the Manager accepts such special power of attorney and appointment, for the following purposes:

         3.9-1   To bill Medical Practice's patients, in Medical Practice's name and on Medical Practice's behalf, for all billable Medical Services provided by Medical Practice to patients;

         3.9-2   To bill, in Medical Practice's name and on Medical Practice's behalf, all claims for reimbursement or indemnification from Blue Cross/Blue Shield, insurance companies, Medicare, Medicaid, and all other third-party payers or fiscal intermediaries for all covered billable Medical Services provided by Medical Practice to patients;

         3.9-3   To collect and receive, in Medical Practice's name and on
Medical Practice's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measure to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as discharging or releasing obligors or assigning or selling accounts at a discount to collection agencies shall not be undertaken without approval of Managing Physician;

         3.9-4   To deposit all amounts collected into the Medical Practice
Account which shall be and at all times remain in Medical Practice's name. Medical Practice covenants to transfer and deliver to the Manager all funds received by Medical Practice from patients or third- party payers for Medical Services. Upon receipt by the Manager of any funds from patients or third-party payers or from Medical Practice for Medical Services, the Manager shall immediately deposit the funds into the Medical Practice Account. The Manager shall disburse the deposited funds to creditors and other persons on behalf of Medical Practice, maintaining records of the receipt and disbursement of funds as directed by Medical Practice; and

         3.9-5 To take possession of, endorse in the name of Medical Practice, and deposit into the Medical Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Medical Services.

Upon request of the Manager, Medical Practice shall execute and deliver to the financial institution wherein the Medical Practice Account is maintained any additional documents or instruments that may be necessary to evidence or effect the special power of attorney granted to the Manager by Medical Practice pursuant to this Section or pursuant to Section 3.10 of this Agreement. The special power of attorney granted in this Agreement shall be coupled with an interest and shall be irrevocable except with the Manager's written consent.

      3.10 MEDICAL PRACTICE ACCOUNT. The Manager shall have access to the Medical Practice Account solely for the purposes stated in this Agreement. In connection with this Agreement and throughout the Term, Medical Practice grants the Manager a special power of attorney and appoints the Manager as Medical Practice's true and lawful agent and attorney-in-fact, and the Manager accepts such special power of attorney and appointment, to deposit into the Medical Practice Account all funds, fees, and revenues generated from Medical Practice's provision of Medical Services and collected by the Manager, and to make withdrawals from the Medical Practice Account for payments specified in this Agreement and as requested from time to time by Medical Practice. Notwithstanding the special power of attorney granted to the Manager under this paragraph, Medical Practice may, upon notice to the Manager, draw checks on the Medical Practice Account; provided, however, that Medical Practice shall neither draw checks on the Medical Practice Account nor request the Manager to do so if the balance remaining in the Medical Practice Account after such withdrawal would be insufficient to enable the Manager to pay on behalf of Medical Practice any Medical Practice Expense attributable to the operations of the Office or to the provision of Medical Services, and/or any other obligations of Medical Practice. Disbursements shall be related to, and in an amount to ensure that, disbursements are consistent with the expenditures authorized by the Budget. Limits on authority to sign checks and purchase orders shall be mutually agreed upon by Managing Physician and the Manager.

      3.11    FISCAL MATTERS.

              3.11-1 ANNUAL BUDGET. Annually and at least thirty (30) days prior to the commencement of each fiscal year of Medical Practice, the Manager, in consultation with the Managing Physician, shall prepare and deliver to Medical Practice a Budget, setting forth an estimate of Medical Practice's revenues and expenses (including, without limitation, all costs associated with the services provided by the Manager under this Agreement). The Manager shall endeavor to manage and administer the operations of Medical Practice as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of Medical Practice during any applicable period of the Medical Practice's fiscal year shall be consistent with the Budget.

             3.11-2 ACCOUNTING AND FINANCIAL RECORDS. The Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Medical Practice and the provision of Medical Services, all of which shall be prepared and maintained in accordance with generally accepted accounting principles consistently applied on both a cash and accrual basis. The Manager shall prepare and deliver to Medical Practice within ninety (90) days of the end of each calendar year a balance sheet and a profit-and-loss statement reflecting the financial status of Medical Practice in respect of the provision of Medical Services as of the end of the prior calendar year, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied. In addition, the Manager shall prepare or assist in the preparation of any other financial statements or records as Medical Practice may request from time to time.

             3.11-3 PRIORITY OF PAYMENTS. Each month Manager shall apply the proceeds in the Medical Practice Account in the following manner:

                    (a)       ** CONFIDENTIAL INFORMATION **
                    (b)       ** CONFIDENTIAL INFORMATION **
                    (c)       ** CONFIDENTIAL INFORMATION **
                    (d)       ** CONFIDENTIAL INFORMATION **
                    (e)       ** CONFIDENTIAL INFORMATION **

             On an annual basis within ninety (90) days of the end of each anniversary, Manager shall apply funds in the Medical Practice Account to the payment of bonuses as follows:

                    (a)       ** CONFIDENTIAL INFORMATION **
                    (b)       ** CONFIDENTIAL INFORMATION **

             3.11-4 Review of Accounting and Financial Records. The Managing Physician shall review all expenditures related to the operation of the Medical Practice but shall not have the power to prohibit or invalidate any legitimate expenditure.

             3.11-5 TAX RETURNS AND TAXATION ISSUES.

                      (A) IN GENERAL. The Manager shall arrange for the
                    preparation by an accountant approved in advance by Medical Practice (which approval shall not be unreasonably withheld) of all appropriate tax returns and reports required of Medical Practice. As requested by Medical Practice, the Manager shall, on behalf of Medical Practice and as a Medical Practice Expense, protest and/or file applications regarding regulations, orders, and determinations that are issued by any governmental taxing authority and that affect or are issued in connection with Medical Practice's provision of Medical Services.

                      (B) SALES AND USE TAXES. The Manager and Medical Practice
                    acknowledge and agree that to the extent that certain of the services to be provided by the Manager hereunder may be subject to any State sales and use taxes, the Manager shall have a legal obligation to collect such taxes from Medical Practice and to remit same to the appropriate tax collection authorities. Medical Practice agrees to pay the applicable State sales and use taxes in respect of the portion of the Management Fee attributable to taxable services. the Manager agrees to maintain all books, records, and financial reports in a manner to ensure adequate differentiation of services rendered for which such sales and use taxes may be levied.

             3.12   REPORTS AND RECORDS.

                    3.12-1 MEDICAL RECORDS. The Manager shall establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing, and retrieval of all medical records generated by Medical Practice in connection with Medical Practice's provision of Medical Services; and, subject to applicable law, shall ensure that medical records are promptly available to the Physicians and any other appropriate persons. All medical records shall be retained and maintained in accordance with all applicable State and federal laws relating to the confidentiality and retention thereof. All medical records shall remain the property of the Medical Practice or the Physician performing the Medical Services.

                    3.12-2 OTHER REPORTS AND RECORDS. The Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for Medical Practice's provision of Medical Services, and shall be prepared to analyze and interpret such reports and records upon the request of Medical Practice.

             3.13 RECRUITMENT OF MEDICAL PRACTICE PERSONNEL AND PHYSICIANS. Upon Medical Practice's request, the Manager shall perform all administrative services reasonably necessary and appropriate to recruit potential physician personnel to become employees of Medical Practice or Partners of Medical Practice. The Manager shall provide Medical Practice with model agreements to document Medical Practice's employment, retention, or other service arrangements with such individuals. It shall be and shall remain the sole and complete responsibility of Medical Practice to interview, select, contract with, supervise, control, and terminate all Physicians performing Medical Services or other professional services, and the Manager shall have no authority whatsoever with respect to such activities.

             3.14 CONFIDENTIALITY. The Manager shall instruct its personnel to keep confidential any financial, statistical, personal, personnel, or patient information obtained or encountered relating to Medical Practice or any patient of Medical Practice. However, the Manager shall not be required to keep any data confidential that is publicly available, that is obtained by the Manager from third parties, that was available to the Manager prior to commencement of this Agreement, or that is required by law to be released.

             3.15   MANAGER'S INSURANCE.

                    3.15-1 ON MANAGER. Throughout the Term, the Manager shall, as a Manager Expense, obtain and maintain with commercial carriers, through self-insurance, or by some combination thereof, appropriate worker's compensation coverage for the Manager's employed personnel provided pursuant to this Agreement, and professional, casualty, and comprehensive general liability insurance covering the Manager, Manager's personnel, and all of the Manager's equipment in such amounts, on such basis, and upon such terms and conditions as the Manager deems appropriate. Upon the request of Medical Practice, the Manager shall provide Medical Practice with a certificate evidencing such insurance coverage.

                   3.15-2 ON PHYSICIANS. Whenever there is any debt owed to the Manager by Medical Practice or by a Physician, the Manager may, as a Manager Expense, obtain and maintain appropriate life and disability insurance and business overhead insurance coverage for the Managing Physician or for any Physician indebted to the Manager, which shall be payable to Medical Practice upon the insured's permanent disability or death and shall be used by Medical Practice or the retained Physician to repay any debt held by the Manager and to allow the Medical Practice to continue as a self-sustaining Medical Practice, provided that the Manager shall be responsible for obtaining and maintaining such insurance only so long as the Managing Physician has provided the Manager with a valid assignment of such benefits. The amount of such insurance shall not exceed the debt then owed to the Manager by the Medical Practice.

          3.16 INDEMNIFICATION BY MANAGER. To the extent not otherwise covered by insurance, the Manager shall indemnify and hold harmless Medical Practice from and against any and all liability, losses, damages, claims, causes of action, and expenses, including reasonable attorney's fees, associated with or directly or indirectly resulting from any act or omission of the Manager or the personnel under its supervision. To be entitled to such indemnification, Medical Practice shall give the Manager prompt written notice of the assertion by a third party of any claim with respect to which Medical Practice might bring a claim for indemnification hereunder, and in all events must provide such written notice to the Manager within the applicable period for defense of such claim by the Manager. The Manager shall, as a Manager Expense, have the right to defend and litigate any such third-party claim.

          3.17 NO WARRANTY. Medical Practice acknowledges that the Manager has not made and will not make any express or implied warranties or representations that the services provided by the Manager will result in any particular amount or level of medical practice or income to Medical Practice.

IV. COVENANTS AND RESPONSIBILITIES OF MEDICAL PRACTICE.

          4.1 ORGANIZATION AND OPERATION. Medical Practice, as a continuing condition of the Manager's obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Medical Services in a manner consistent with all State and federal laws.

          4.2 MEDICAL PRACTICE PERSONNEL.

              4.2-1 PHYSICIAN PERSONNEL. Medical Practice shall retain, as a Medical Practice Expense, the number of Physicians (either through direct contracting or by contracting with a professional association), sufficient in the sole discretion of Medical Practice, that are necessary and appropriate for the provision of Medical Services, each of whom shall be bound by and subject to applicable provisions of this Agreement. Each Physician shall hold and maintain a valid and unrestricted license to practice medicine in the State and shall be competent in the practice of medicine in his specialty. Medical Practice shall enter into and maintain with each Physician (or professional association) a written employment or independent contractor agreement, as applicable. Medical Practice shall be responsible for paying the compensation for all Physicians and any other physician personnel or other contracted or affiliated physicians, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. The Manager shall, on behalf of Medical Practice, establish and administer the compensation with respect to such individuals in accordance with the written agreement between Medical Practice and each Physician. The Manager shall neither control nor direct any Physician in the performance of Medical Services for patients.

              4.2-2 NONPHYSICIAN HEALTH-CARE PERSONNEL. All nonphysician health-care personnel who provide patient-care services in the diagnostic areas of the Office shall be employed by or retained by Medical Practice and shall be under Medical Practice's control, supervision, and direction in the performance of or in connection with Medical Services for patients.

          4.3 PROFESSIONAL STANDARDS. As a continuing condition of Medical Practice's obligations under this Agreement, each Physician must (i) have and maintain a valid and unrestricted license to practice medicine in the State,
(ii) comply with, be controlled and governed by, and otherwise provide Medical Services in accordance with applicable federal, State, and municipal laws, rules, regulations, ordinances, and orders, and the ethics and standard of care of the medical community wherein the principle office of the Medical Practice is located, and (iii) obtain and retain appropriate medical staff membership with appropriate clinical privileges at any hospital or health-care facility at which Medical Services are to be provided. Procurement of temporary staff privileges pending the completion of the medical staff approval process shall satisfy this provision, provided the Physician actively pursues full appointment and actually obtains full appointment.

          4.4 MEDICAL SERVICES. Medical Practice shall ensure that Physicians and nonphysician health-care personnel are available as necessary to provide Medical Services to patients. Medical Practice and the Physicians shall be responsible for scheduling Physician and nonphysician health-care personnel coverage of all medical procedures. Medical Practice shall cause all Physicians to exert their best efforts to develop and promote Medical Practice in a manner designed to ensure that Medical Practice is able to serve the diverse needs of the community.

          4.5 PEER REVIEW/QUALITY ASSURANCE. Medical Practice shall adopt a peer-review/quality-assurance program to monitor and evaluate the quality and cost effectiveness of Medical Services provided by physician personnel of Medical Practice. Upon the request of Medical Practice, the Manager shall provide administrative assistance to Medical Practice in performing its peer-review/quality-assurance activities.

          4.6 MEDICAL PRACTICE'S INSURANCE. Medical Practice shall, as a Medical Practice Expense, obtain and maintain with commercial carriers acceptable to the Manager and the Medical Practice appropriate worker's compensation coverage for Medical Practice's employed personnel, if any, and professional and comprehensive general liability insurance covering Medical Practice and each Physician. The comprehensive general liability coverage shall be in the minimum amount of One Hundred Thousand Dollars ($100,000); and professional liability coverage shall be in the minimum amount of One Million Dollars ($1 Million) for each occurrence and Three Million Dollars ($3 Million) annual physician aggregate and Ten Million Dollars ($10 Million) annual policy aggregate. The insurance policy or policies shall provide for at least thirty
(30) days advance written notice to Medical Practice from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Medical Practice shall cause to be issued by the insurer or insurers a certificate reflecting such coverage and shall obtain the consent of the insurer or insurers to provide prior written notice to the Manager equal to notice given to Physician of the cancellation or proposed cancellation of insurance for any cause. Upon the termination of this Agreement for any reason, ** CONFIDENTIAL INFORMATION ** shall obtain and maintain "tail" professional liability coverage, in such amount and upon such conditions as determined by the Manager, for twenty-one (21) years following the effective date of the termination.

** CONFIDENTIAL INFORMATION ** responsible for paying all premiums for "tail" insurance coverage.

          4.7 INDEMNIFICATION BY MEDICAL PRACTICE. To the extent not otherwise covered by insurance, Medical Practice shall indemnify and hold harmless the Manager from and against any and all liability, losses, damages, claims, causes of action, and expenses, including, without limitation, reasonable attorney's fees and associated costs, associated with or directly or indirectly resulting from any act or omission of Medical Practice, its employees, agents, or independent contractors during the Term. To be entitled to such indemnification, the Manager shall give Medical Practice prompt written notice of the assertion by a third party of any claim with respect to which the Manager might bring a claim for indemnification hereunder, and in all events must provide written notice to Medical Practice within the applicable period for defense of such claim by Medical Practice. Medical Practice shall, as a Medical Practice Expense, have the right to defend and litigate any such third-party claim.

          4.8 CONFIDENTIAL AND PROPRIETARY INFORMATION. Medical Practice acknowledges the confidentiality of its relationship with the Manager and of any Confidential Information of which it may learn or obtain during the Term of this Agreement. Medical Practice shall not, either during the Term of this Agreement or at any time after the expiration or sooner termination of this Agreement, directly or indirectly, disclose to any person or entity other than employees, agents or independent contractors engaged by Medical Practice, any Confidential Information obtained or learned by Medical Practice. Medical Practice also agrees to place any person, including all Physicians, to whom confidential information is disclosed for the purpose of performance under legal obligation to treat Confidential Information as strictly confidential.

          4.9 NONCOMPETITION. Medical Practice recognizes and acknowledges that the Manager will incur substantial costs in providing the equipment, support services, personnel, marketing, management, administration, and other items and services that are the subject matter of this Agreement, and that in the process of providing services under this Agreement, Medical Practice will be privy to financial and confidential information, to which Medical Practice would not other wise be exposed. The parties also recognize that the services to be provided by the Manager will be feasible only if Medical Practice operates an active practice to which the Physicians associated with Medical Practice devote their full time and attention.

              4.9-1 Medical Practice agrees that ** CONFIDENTIAL INFORMATION **, neither it nor any of its partners shall establish, operate, or provide physician services at a medical office, clinic, or other health-care facility providing services substantially similar to the services provided by Medical Practice hereunder anywhere within
     ** CONFIDENTIAL INFORMATION **.

              4.9-2 Except as specifically agreed to by the Manager in writing, Medical Practice covenants and agrees that during the Term, Medical Practice shall not directly or indirectly own, manage, operate, control, or be otherwise associated with, lend funds to, lend its name to, or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, marketing, promotion, or advertising of any type of management or administrative services or products in competition with the Manager in Harris County, Texas; and/or (ii) offering any type of service(s) or product(s) similar to those offered by the Manager in Harris County, Texas.

              4.9-3 Medical Practice shall obtain and enforce formal agreements from its partners, their shareholders, and physician employees pursuant to which the partners, their shareholders and employees agree not to own, establish, operate, manage, or provide physician services at any medical office, clinic, or facility providing services similar to those provided by Medical Practice hereunder within ** CONFIDENTIAL INFORMATION **. Medical Practice may provide in such restrictive covenants that the former partner, shareholder, or employee may be released from the restrictive covenant by paying liquidated damages.

              4.9-4 Medical Practice understands and acknowledges that the foregoing provisions in Section 4.8 and Section 4.9 are designed to preserve the goodwill of the Manager and the goodwill of the individual Physicians of Medical Practice. Accordingly, if Medical Practice breaches any obligation of Section
4.8 or Section 4.9, in addition to any other remedies available under this Agreement, at law or in equity, the Manager shall be entitled to enforce this Agreement by injunctive relief and by specific performance of the Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph shall limit the Manager's right to recover any other damages to which it is entitled as result of Medical Practice's breach. If any provision of the restrictive covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the restrictive covenant shall be reformed to comply with the time period, geographic area, or restricted activity that would be held enforceable.

              4.9-5  ** CONFIDENTIAL INFORMATION **


V.  FINANCIAL ARRANGEMENT.

          5.1 REIMBURSEMENT OF EXPENSES. Medical Practice shall reimburse the Manager for all out of pocket expenses, direct costs, and reasonable indirect costs paid or incurred by the Manager on behalf of Medical Practice.

          5.2 AMOUNT OF MANAGEMENT FEES.

              5.2-1 Medical Practice and the Manager mutually recognize and acknowledge that the Manager will incur substantial costs and business risks in arranging for Medical Practice's use of the Office and in providing the equipment, support services, personnel, marketing, office space, management, administration, and other items and services that are the subject matter of this Agreement. Medical Practice and the Manager further recognize that certain of such costs and expenses can vary to a considerable degree according to the extent of Medical Practice's business and services. It is the intent of the parties that the fees paid to the Manager be reasonable and approximate its costs and expenses plus a reasonable return considering the investment and risk taken by the Manager and the value of the services provided by the Manager. In addition to the reimbursement of expenses and costs described in Section 5.1 above, Medical Practice shall pay to the Manager a Management Fee as described in Exhibit A attached hereto and incorporated into this Agreement.

              5.2-2 The Management Fee amount shall be re-evaluated on not less than a yearly basis in the anniversary month of the execution of this Agreement or as changes in the Medical Practice dictate, to ensure that the Management Fee reflects the fair market value of the Manager's services. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting the Manager to share in Medical Practice's fees for Medical Services or any other services but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the equipment, support services, personnel, marketing, office space, management, administration, and other items and services furnished by the Manager pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by the Manager.

              5.2-3 Notwithstanding the above, the Fixed Fee shall increase each year by no less than the greater of five percent (5%) of the increase in the Consumer Price Index for all Urban Consumers.

          5.3 PAYMENT OF MANAGEMENT FEE. To facilitate the payment of the Management Fee and the reimbursement of expenses, Medical Practice expressly authorizes the Manager to withdraw the Management Fee and other amounts due to the Manager as reimbursement of expenses from the Medical Practice Account, from time to time at Manager's sole discretion.

          5.4 ADJUSTMENTS. Adjustments to the Management Fee calculation shall be made as follows:

              5.4-1 Upon termination of this Management Services Agreement, a liability for the Management Fee shall be established in an amount equal to the difference, if any between (i) ** CONFIDENTIAL INFORMATION ** less (ii)** CONFIDENTIAL INFORMATION
**.

              5.4-2 If there are not sufficient funds to pay the Bonus Fee, unpaid amounts ** CONFIDENTIAL INFORMATION **. Furthermore, the amount of the Bonus Fee paid will be monitored and reconciled on an annual basis and any overpayments of the Bonus Fee shall be promptly refunded by the Manager.

          5.5 ACCOUNTS RECEIVABLE. To assure that Medical Practice receives the entire amount of professional fees for its services and to assist Medical Practice in maintaining reasonable cash flow for the payment of Office Expenses,
Manager shall, during the Term, purchase,              ** CONFIDENTIAL
INFORMATION **, the accounts receivable of Medical Practice arising during the previous month by transferring the amount set forth below into the Medical Practice Account. The consideration for the purchase shall be **CONFIDENTIAL INFORMATION**. Manager shall be entitled to offset expense reimbursement and Management Fees due to Manager against the amount payable for the accounts receivable. If and to the extent Manager determines an account to be uncollectible, Manager shall ** CONFIDENTIAL INFORMATION **. Although it is the intention of the parties that Manager purchase and thereby become the owner of the accounts receivable of Medical Practice, in the event such purchase shall be ineffective for any reason, Medical Practice is concurrently herewith granting to Manager a security interest in the accounts receivable, and Medical Practice shall cooperate with Manager and execute all documents in connection with the pledge of such accounts receivable to Manager. All collections in respect to such accounts receivable purchased by Manager shall be received by Manager as the agent of Medical Practice and shall be endorsed to ** CONFIDENTIAL INFORMATION ** and deposited in a bank account at a bank ** CONFIDENTIAL INFORMATION **. To the extent ** CONFIDENTIAL INFORMATION ** comes into possession of any payments in respect of such accounts receivable, ** CONFIDENTIAL INFORMATION ** shall direct such payments to ** CONFIDENTIAL INFORMATION ** for deposit in bank accounts ** CONFIDENTIAL INFORMATION **.

              5.5-1 The Medical Practice will execute a Promissory Note and Security Agreement (in substantially the forms as are attached as Exhibit B and C, respectively), plus any other documentation reasonably required by Manager to evidence and secure the advances ("Advances") against all tangible and intangible assets of Medical Practice, including, but not limited to, its accounts receivable.

              5.5-2 The Medical Practice acknowledges that Manager is borrowing the funds to make the Advances from a third party lender. Medical Practice consents to the assignment of the Promissory Note and Security Agreement to the third party lender and agrees to execute all documents reasonably necessary or required by the third party lender to evidence such assignment. Medical Practice also agrees to execute and deliver all documentation reasonably necessary and required by the third party lender to evidence Manager's and the third party lender's security interest in all accounts in which the ** CONFIDENTIAL INFORMATION **.

VI.   TERM AND TERMINATION.

      6.1 INITIAL AND RENEWAL TERM. The Term of this Agreement shall be for an initial period of twenty (20) years after the effective date of this Agreement and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither the Manager nor the Medical Practice shall have given notice of termination of this Agreement at least one hundred twenty
(120) days but not more than one hundred fifty (150) days before the end of the initial twenty-year term or any subsequent five-year period, unless otherwise terminated in accordance with this Agreement.

      6.2 TERMINATION.

          6.2-1 TERMINATION BY THE MANAGER. The Manager may terminate this Agreement immediately upon the occurrence of any one of the following events:

                 (a) The revocation, suspension, cancellation, surrender, or restriction of the Managing Physician's license to practice medicine in the State;

                 (b) Medical Practice's loss or suspension of its Medicare or Medicaid provider number and/or Medical Practice's restriction from treating beneficiaries of the Medicare or Medicaid programs; or

                 (c) The dissolution of Medical Practice or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or any other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

                 (d) Medical Practice fails to generate a level of gross billings for Medical Services in excess of the amount specified in Exhibit D, which exhibit may be modified or amended by the Manager if Medical Practice adds/removes Partners, changes the number of Physicians under contract, or adds clinic locations or ancillary services.

          6.2-2 TERMINATION BY MEDICAL PRACTICE. Medical Practice may terminate this Agreement upon thirty (30) days prior written notice upon the occurrence of any one of the following events:

                (a) The dissolution of Manager or the filing of a voluntary or involuntary petition in bankruptcy, an assignment for the benefit of creditors, or any other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

                (b) The Fair Market Value (as hereinafter defined) of the common stock of Manager $0.001 par value per share (the "Common Stock") falls below **CONFIDENTIAL INFORMATION** per share, subject to adjustment for any stock split or other similar transactions. "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as determined by a third party independent appraiser.

          6.2-3 TERMINATION BY AGREEMENT. If Medical Practice and the Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in the written agreement.

          6.2-4 LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. If there shall be a change in the Medicare or Medicaid laws, regulations or general instructions, new case law interpretations, the adoption of new legislation, or a change in any third-party reimbursement system, any of which materially affects the manner in which either party may perform or be compensated for its services under this Agreement, the parties shall immediately propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given and if the Manager and Medical Practice are unable within thirty (30) days thereafter to agree upon a new service arrangement or basis for compensation, either party may terminate this Agreement by thirty (30) days notice to the other on any future date specified in the notice.

          6.2-5 TERMINATION ON NOTICE OF DEFAULT. If either party shall give notice to the other that the other party has substantially defaulted in the performance of any other obligation under this Agreement, and the default shall not have been cured within sixty (60) calendar days following the giving of the notice, the party giving notice shall have the right to terminate this Agreement upon thirty (30) days notice to the other party.

      6.3 EFFECTS OF TERMINATION. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee relating to services provided prior to the termination of this Agreement and
(ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term, including, without limitation, indemnities and noncompetition provisions.
**CONFIDENTIAL INFORMATION** Upon the expiration or termination of this Agreement for any reason or cause whatsoever, the Manager shall surrender to Medical Practice all books and records pertaining to Medical Practice's medical practice; provided, however, Medical Practice shall provide Manager with access to such books and records and provide copies thereof which are reasonably required to collect accounts receivable of Medical Practice as of the expiration or termination of this Agreement.

VII.  MISCELLANEOUS.

      7.1 ADMINISTRATIVE SERVICES ONLY. Nothing in this Agreement is intended or shall be construed to allow the Manager to exercise control or direction over the manner or method by which Medical Practice and its Physicians perform Medical Services or other professional health-care services. The rendition of all Medical Services, including, but not limited to, emergency medicine and the prescription or administration of medicine and drugs, shall be the sole responsibility of Medical Practice and its Physicians, and the Manager shall not interfere in any manner or to any extent therewith. Nothing in this Agreement shall be construed to permit the Manager to engage in the practice of medicine, it being the sole intention of the parties that the services to be rendered to Medical Practice by the Manager are solely for the purpose of providing nonmedical management and administrative services to Medical Practice so that Medical Practice can devote its full time and energies to the professional conduct of its medical practice and to the provision of Medical Services to its patients and not to administration, marketing, or practice management.

      7.2 STATUS OF CONTRACTOR. It is expressly acknowledged that the parties are independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer-employee, partnership, joint-venture, or other type of relationship, or to allow either party to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided under this Agreement shall be furnished in a manner consistent with the standards governing those services and the provisions of
this Agreement.   Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

      7.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given under this Agreement shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

     MEDICAL PRACTICE: ______________________________________
                       ______________________________________
                       ______________________________________
                       ______________________________________

     MANAGER:          DRCA Houston Clinics, Inc.
                       Three Riverway, Suite 1430
                       Houston, Texas 77056
                       ATTN:  President

or to another address, or to the attention of another person or officer, that either party may designate by written notice.

      7.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas and is performable and shall be enforceable in Harris County, Texas. The federal and state courts of Harris County, Texas shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding, or other proceeding as between the parties that may be brought in connection with or by reason of, or arise out of, this Agreement.

      7.5 ASSIGNMENT. Except as may specifically provided in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors, and assigns; provided, however, that Medical Practice may not assign this Agreement without the prior written consent of the Manager, which consent the Manager may withhold in its sole discretion. **CONFIDENTIAL INFORMATION** Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such a breach, the Manager may terminate this Agreement upon twenty-four (24) hours notice to Medical Practice. The Manager shall have the right (i) to assign its rights and obligations under this Agreement to any third party and (ii) collaterally to assign its interest in this Agreement and its right to collect Management Fees under this Agreement to any financial institution or other third party without the consent of Medical Practice.

      7.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

      7.7 ENFORCEMENT. If either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of the action, including, without limitation, reasonable attorneys' fees.

      7.8 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

      7.9 ADDITIONAL ASSURANCES. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting party may deem necessary to effectuate this Agreement.

      7.10 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that the consent or approval shall not be unreasonably withheld or delayed and that the discretion shall be reasonably exercised.

      7.11 DISPUTE RESOLUTION. Manager and Managing Physician shall use good faith negotiation to resolve any dispute that may arise under this Agreement. In the event Manager and Managing Physician cannot reach agreement on any issue, Medical Practice shall call a meeting of its partners, who shall vote on whether to agree with Manager or Managing Physician on the issue in dispute. If the partners vote to agree with the Managing Physician, and the parties remain in disagreement, the issue shall be submitted by either party to binding arbitration according to the rules of arbitration of the National Health Lawyers Association. Arbitration shall take place in Houston, Texas.

      7.12 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement.

      7.13 SEVERABILITY. The parties have negotiated and prepared the terms of this Agreement in good faith and with the intent that every term, covenant, and condition be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable for any reason whatsoever by a court of competent jurisdiction, that provision shall be as narrowly construed as possible, and all the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to applicable law.

      7.14 DIVISIONS AND HEADINGS. The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

      7.15 AMENDMENTS AND AGREEMENT EXECUTION. This Agreement and its amendments, if any, shall be in writing and may be executed in multiple copies on behalf of Medical Practice

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by its President and on behalf of the Manager by its duly authorized officer.
Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

      7.16 ENTIRE AGREEMENT. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified in this Agreement. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated by amendment as provided in this Agreement, such amendment(s) to become effective on the date stipulated in the amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements in this Agreement and upon no others.

     IN WITNESS WHEREOF, Medical Practice and the Manager have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

MEDICAL PRACTICE:    PHYSICARE, L.L.P.
                     PhysiCare, L.L.P.
                     Occupational Medicine Associates of Houston, P.A., an Authorized Partner


                     By:   /s/ William F. Donovan, M.D.
                     Name: William F. Donovan, M.D.
                     Title: President


MANAGER:             DRCA HOUSTON CLINICS, INC.



                     By: /s/ Jose E. Kauachi
                     Name: Jose E. Kauachi
                     Title: President & CEO

                                   Exhibit A

                         COMPUTATION OF MANAGEMENT FEE


I.   **CONFIDENTIAL INFORMATION**

     (a)  **CONFIDENTIAL INFORMATION**

     (b)  **CONFIDENTIAL INFORMATION**

     (c)  **CONFIDENTIAL INFORMATION**

     (d)  **CONFIDENTIAL INFORMATION**

II.  **CONFIDENTIAL INFORMATION**

                                       24
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                                   EXHIBIT D

                  MINIMUM LEVELS OF MEDICAL PRACTICE BILLINGS


     **CONFIDENTIAL INFORMATION**

                                       25